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                                                                     Exhibit 8.1

Internet ID: @thacherproffitt.com

                                                   April 27, 1999

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652

Dear Sirs:

      You have requested our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Reorganization"), more fully described below, pursuant to which (i) Hudson City Savings Bank will convert from a New Jersey chartered mutual savings bank (" Mutual Bank") into a New Jersey chartered stock savings bank ("Stock Bank") and become the wholly-owned subsidiary of Hudson City Bancorp, Inc., a newly formed Delaware chartered capital stock corporation ("Stock Holding Company") and (ii) Stock Holding Company will become a majority-owned subsidiary of Hudson City, MHC, a New Jersey chartered mutual savings bank holding company that will be chartered as of the closing date of the transaction ("Mutual Holding Company"). These transactions and the related sale of Stock Holding Company common stock, also discussed below, will be effected pursuant to the Plan of Reorganization and Stock Issuance adopted by the Board of Managers of Mutual Bank on February 11, 1999 and amended and restated as of April 27, 1999 (the "Plan"). The Reorganization and its component and related transactions are described in the Plan and in the Prospectus filed with the Securities and Exchange Commission in connection with the Reorganization (the "Prospectus"). We are rendering this opinion pursuant to Section 7.01 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan or Prospectus. For purposes of this letter, the term "mutual ownership interests", with respect to either Mutual Bank or Mutual Holding Company, shall mean the liquidation and limited voting rights in, respectively, Mutual Bank or Mutual Holding Company.

      The Reorganization will be effected, pursuant to the Plan, as follows:

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      1.    Mutual Bank will organize Mutual Holding Company, which will initially be organized in stock form and initially exist as Mutual Bank's wholly-owned subsidiary.

      2. Mutual Holding Company will organize two wholly-owned subsidiaries, one of which will be Stock Holding Company, and the other of which will be an interim stock savings bank ("Interim").

      3.    The following events will occur simultaneously pursuant to the Plan:
            (i) Mutual Bank will exchange its charter for a New Jersey stock savings bank charter and thereby become Stock Bank (the "Conversion"); (ii) Mutual Holding Company will cancel its stock and exchange its charter for a New Jersey mutual savings bank holding company charter and thereby become a mutual holding company; (iii) Interim will merge with and into Stock Bank with Stock Bank surviving, and the holders of mutual ownership interests in Mutual Bank (the "Depositors") will exchange the stock of Stock Bank constructively received in the Conversion for mutual ownership interests in Mutual Holding Company (the "Exchange"). As a mutual entity, Mutual Holding Company will not have any authorized capital stock. As a result of the merger and charter exchanges, Stock Bank will become a wholly-owned subsidiary of Mutual Holding Company, and the Depositors will hold mutual ownership interests in Mutual Holding Company comparable to the mutual ownership interests they previously held in Mutual Bank.

      4. Mutual Holding Company will then contribute all of the stock of Stock Bank to Stock Holding Company.

      As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of Stock Holding Company and Stock Holding Company will be a wholly-owned subsidiary of Mutual Holding Company. In substance, upon the Conversion and pursuant to the other transactions described above, the Mutual Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for mutual ownership interests in Mutual Holding Company.

      Simultaneously with the Conversion and the Exchange, Stock Holding Company will offer to sell additional shares of its common stock pursuant to the Plan, with priority subscription rights granted in descending order of priority to Eligible Account Holders, certain employee stock benefit plans of Mutual Bank, Supplemental Eligible Account Holders, Other Depositors and to certain members of the general public.

      In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Mutual Bank contained in its letter to us dated April 27, 1999. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

      Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -


      (a) AS REGARDS THE CONVERSION:


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Hudson City Savings Bank
April 27, 1999                                                           Page 3.


      (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Code, and Mutual Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Reorganization;

      (2) the basis of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion;

      (3) the holding period of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by Mutual Bank prior to the Conversion;

      (4) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of Mutual Bank will not end on the effective date of the Reorganization and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382, and 384), including Mutual Bank's tax bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the Reorganization had not occurred;

      (5) no Depositor will recognize gain or loss upon the constructive receipt of shares of Stock Bank stock solely in exchange for such Depositor's mutual ownership interests in Mutual Bank;

      (6) a Depositor's basis in the shares of Stock Bank stock constructively received in the Conversion will be the same as the basis of the Mutual Bank mutual ownership interest constructively surrendered in exchange therefor;

      (7) a Depositor's holding period for the shares of Stock Bank stock constructively received in the Conversion will include the holding period of the Mutual Bank mutual ownership interest constructively surrendered in exchange therefor; and

      (8) no Depositor will recognize gain or loss upon the issuance to such Depositor of deposits in Stock Bank in the same dollar amount as such Depositor's deposits in Mutual Bank.


      (b) AS REGARDS THE EXCHANGE:


      (9) the Exchange will qualify as an exchange of property for stock under Code section 351;

      (10) no shareholder of Stock Bank (i.e., a former Depositor) will recognize gain or loss upon the transfer to Mutual Holding Company of the shares of Stock Bank stock constructively received in the Conversion in exchange for such Depositor's mutual ownership interests in Mutual Bank;

      (11) the basis of the mutual ownership interest in Mutual Holding Company received by each shareholder of Stock Bank in exchange for such shareholder's shares of Stock Bank stock will be equal to the basis of such shares of Stock Bank stock;

      (12) the holding period of the mutual ownership interest in Mutual Holding Company received by each shareholder of Stock Bank will, as of the date of the Exchange, be equal to the holding period of the shares of Stock Bank stock transferred in exchange therefor, provided such shares of Stock Bank stock were held as a capital asset on the date of the Exchange;

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Hudson City Savings Bank
April 27, 1999                                                           Page 4.


      (13) Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank stock in exchange for mutual ownership interests in Mutual Holding Company;

      (14) Mutual Holding Company's basis for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for a mutual ownership interest in Mutual Holding Company will be the equal to the basis of such share of stock in the hands of such Stock Bank shareholder; and

      (15) Mutual Holding Company's holding period for each share of Stock Bank stock received from a shareholder of Stock Bank in exchange for a mutual ownership interest in Mutual Holding Company will, as the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder.


      (c) AS REGARDS THE OFFERING UNDER THE PLAN:


      (16) no gain or loss will be recognized by Stock Holding Company upon the sale of shares of Stock Holding Company common stock under the Plan;

      (17) no gain or loss will be recognized by Depositors upon the distribution to them of nontransferable subscription rights to purchase shares of Stock Holding Company common stock under the Plan, provided that the amount to be paid for such shares is equal to the fair market value of such shares;

      (18) the basis to the shareholders of shares of Stock Holding Company common stock purchased under the Plan pursuant to such subscription rights will be the amount paid therefor and the holding period for such shares will begin on the date on which such subscription rights are exercised.

      In rendering our opinion in (17), above, and our opinion regarding the tax basis of shares of Stock Holding Company common stock in (18), above, we have relied, without independent verification, on the opinion of RP Financial, LC. that the nontransferable subscription rights have no value.

      This opinion is given solely for the benefit of the parties to the Plan, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form S-1 to be filed with the Securities and Exchange Commission and to the references to us in the Prospectus under "The Reorganization and the Offering - Effects of Reorganization - Tax Aspects."

                              Very truly yours,

                              THACHER PROFFITT & WOOD


                              By: /s/ THACHER PROFFITT & WOOD